Exhibit 99.1

FOR RELEASE:  Monday, January 31, 2022 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended December 31, 2021 was $2.1 million, or $1.04 per basic and $0.98 per diluted share, compared to $1.1 million, or $0.54 per basic and $0.53 per diluted share for the same period in 2020. Net income for the year ended December 31, 2021 was $6.4 million, or $3.21 per basic and $3.06 per diluted share, compared to $3.2 million, or $1.64 per basic and $1.61 per diluted share for the same period in 2020.

                Robert T. Strong, President and Chief Executive Officer stated, “It is my pleasure to present the final earnings release of 2021.  As we continue to forge forward in our ever-increasing remote work environment, we have experienced a 14.5% growth in total assets at year-end when compared to December 31, 2020.   I am also pleased to report that our net income for the quarter ended December 31, 2021, increased 93.6% over the comparable quarter of one year ago amounting to $2.1 million. Additionally, our net income for the year ended December 31, 2021, was 97.3% higher, at $6.4 million, when compared to the year ended 2020. These results primarily came from loan production of the Bank providing a gross loan balance increase of $103.6 million.  This increase in outstanding loan balance was accompanied by a reduction in our deposit funding costs of 86 basis points driving down our overall deposit cost of funds to 0.86% for the year ended December 31, 2021. Support for our lending activity came primarily from a large growth in total deposits of just over $92.3 million.  Additionally, we found ourselves in position to reduce Federal Reserve Bank advances by $44.2 million primarily because of the PPP forgiveness program.”

Mr. Strong added, “As mentioned above, we have reduced our cost of funds dramatically.  This result has come from the reduction in dependency on high cost retail CD accounts.  We have successfully refocused on lower cost CD accounts.  Overall, we have experienced a reduction in combined CD balances that represented 56.2% of our deposit portfolio as of December 31, 2020, to 40.2% of our deposit portfolio at December 31, 2021.  This was accompanied with significant growth in lower cost money market accounts that represented 26.8% of our deposit portfolio as of December 31, 2020, to 42.4% of our deposit portfolio as of December 31, 2021.”

Mr. Strong continued, “Our asset performance continued to improve to historic levels with our non-performing assets amounting to $9,000 at December 31, 2021, representing an immaterial percent of non-performing assets to total assets as of year-end. Additionally, our Texas ratio calculation ended the year at 0.02%.  Our total advances under both rounds of the SBA PPP funding amounted to $183.2 million.  As of year-end 2021, our advances under this program still to undergo the forgiveness process amounted to $42.5 million.  We expect that this approximate 23% remaining to be significantly retired during the first half of 2022.”

Mr. Strong commented, “During 2021, the Bank invested in a national equipment lending company and organized a new subsidiary company focused on national commercial real estate lending.  As both companies expand into 2022, the current strategic focus of the Company looks to increase the potential collaboration within the Bank with outside Fintech companies.  This avenue offers expansion opportunities that otherwise would not fit within our current size and structure.  Needless to say, this potential offers challenges but may offer growth opportunities otherwise not available.”

Mr. Strong concluded, “The Company has repurchased an additional 1,398 shares during the twelve months ended December 31, 2021. To date we have repurchased over 40% of the original shares issued in our initial public offering.  As recently announced, the Company declared a quarterly cash dividend of $0.11 per share on the common stock of the Company payable on February 7, 2022, to the shareholders of record at the close of business on January 24, 2022.  Additionally, stockholders’ equity increased year over year ending December 31, 2021, by over $8.2 million or approximately 28.5%.  As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

As it has since the start of the COVID-19 pandemic, the Company continues to assess the effects of the pandemic on its employees, customers and the communities we serve.  In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted.  The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation.  Since March 2020, the Company has continued to work diligently to help support its existing and new customers through the SBA Paycheck Protection Program (“PPP”), loan modifications, loan deferrals and fee waivers. On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “Economic Aid Act”) became law.  The Economic Aid Act opened a new PPP loan period for first loans and implemented a second loan draw for certain PPP borrowers, each through May 31, 2021.  Under the first round, the Company funded 854 PPP loans totaling $95.1 million.  As of December 31, 2021, 849 of these first round PPP loans totaling $90.7 million were forgiven under the SBA forgiveness program. Under the second round of PPP the Company funded 985 PPP loans totaling $88.4 million. As of December 31, 2021, 678 of the second round PPP loans totaling $49.9 million have been forgiven under the SBA forgiveness program.

                The Bank also continues to work with our customers affected by COVID-19 through payment accommodations on their loans. Borrowers who were current prior to becoming affected by COVID-19, that received payment accommodations as a result of the pandemic, generally are not reported as past due. Effects of COVID-19 may negatively impact management assumptions and estimates, such as the allowance for loan losses.  The Bank continues to evaluate all payment accommodations to customers to identify and quantify any impact they might have on the Bank. However, it is difficult to assess or predict how and to what extent COVID-19 will affect the Company and the Bank in the future.

On January 4, 2021, Quaint Oak Bank, the wholly-owned subsidiary of Quaint Oak Bancorp, Inc., invested $3.0 million for a 51% majority ownership interest in Oakmont Capital Holdings, LLC (“Oakmont”), a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.  Oakmont has been providing commercial equipment financing and working capital throughout all 50 states since 1998.  Quaint Oak Bank and Oakmont have had an existing business relationship since 2015.  The investment in Oakmont provides additional financial resources to support Oakmont’s national expansion plans within the equipment finance industry as well as support an expansion of Oakmont’s business lines, while adding an equipment finance company to Quaint Oak Bank’s subsidiary companies.  The financial results that follow include Quaint Oak Bank’s investment in Oakmont.

Net income amounted to $2.1 million for the three months ended December 31, 2021, an increase of $1.0 million, or 93.6%, compared to net income of $1.1 million for the three months ended December 31, 2020.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in net interest income of $3.1 million and an increase in non-interest income of $2.0 million, partially offset by an increase in non-interest expense of $2.6 million, an increase in the provision for income taxes of $376,000, and an increase in the provision for loan losses of $733,000.

                The $3.1 million or 102.4% increase in net interest income for the three months ended December 31, 2021 over the comparable period in 2020 was driven by a $2.8 million, or 64.2%, increase in interest income. The increase in interest income was primarily due to a $109.9 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $394.8 million for the three months ended December 31, 2020 to an average balance of $504.7 million for the three months ended December 31, 2021, and had the effect of increasing interest income $1.2 million. Also contributing to the increase in interest income was a 137 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 4.29% for the three months ended December 31, 2020 to 5.66% for the three months ended December 31, 2021, and had the effect of increasing interest income $1.7 million.  The increase in yield was primarily due to the increase in amortization of deferred loan fees related to forgiven PPP loans.

               The $321,000, or 24.2%, decrease in interest expense was primarily attributable to a 65 basis point decrease in the rate on average certificate of deposit accounts, which decreased from 1.64% for the three months ended December 31, 2020 to 0.99% for the three months ended December 31, 2021, and had the effect of decreasing interest expense by $285,000.  Interest expense on deposits continues to be actively managed to lower our cost of funds. This decrease was also partially attributable to a $27.2 million decrease in average certificate of deposit accounts which decreased from an average balance of $203.3 million for the three months ended December 31, 2020 to an average balance of $176.1 million for the three months ended December 31, 2021, and had the effect of decreasing interest expense $111,000.  This decrease in interest expense was partially offset by a $119.8 million increase in average money market accounts which increased from an average balance of $76.1 million for the three months ended December 31, 2020 to an average balance of $195.9 million for the three months ended December 31, 2021, and had the effect of increasing interest expense by $253,000. This increase in money market interest expense was partially offset by a 33 basis point decrease in the rate on average money market accounts, which decreased from 0.85% for the three months ended December 31, 2020 to 0.52% for the three months ended December 31, 2021, and had the effect of decreasing interest expense by $158,000. The average interest rate spread increased from 2.55% for the three months ended December 31, 2020 to 4.46% for the three months ended December 31, 2021 while the net interest margin increased from 2.77% for the three months ended December 31, 2020 to 4.63% for the three months ended December 31, 2021.

               The $733,000, or 350.7%, increase in the provision for loan losses for the three months ended December 31, 2021 over the three months ended December 31, 2020 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at December 31, 2021.

               The $2.0 million, or 96.3%, increase in non-interest income for the three months ended December 31, 2021 over the comparable period in 2020 was primarily attributable to a $961,000, or 63.9%, increase in net gain on loans held for sale, a $467,000 increase in gain on sales from SBA loans, a $308,000, or 57.7%, increase in mortgage banking, equipment lending, and title abstract fees, a $149,000 increase in loan servicing income, a $113,000, or 163.8%, increase in other fees and service charges, and a $32,000 decrease in net loss on sales and write-downs of other real estate owned.  The increases in net gain on loans held for sale and mortgage banking, equipment lending, and title abstract fees were primarily attributable to Oakmont’s results for the three months ended December 31, 2021.  These increases were partially offset by a $7,000, or 4.9%, decrease in insurance commissions.

               The $2.6 million, or 76.5%, increase in non-interest expense for the three months ended December 31, 2021 over the comparable period in 2020 was primarily due to a $2.1 million, or 82.5%, increase in salaries and employee benefits expense, a $239,000, or 100.0%, increase in occupancy and equipment expense, a $158,000, or 62.0%, increase in other expense, a $125,000, or 112.6% increase in advertising expense, a $74,000, or 205.6%, increase in FDIC deposit insurance assessment, a $17,000, or 7.0%, increase in data processing expense, and a $9,000, or 15.8%, increase in Directors’ fees and expenses. The increase in salaries and employee benefits is primarily due to generally expanding and improving the level of staff at the Bank and its subsidiary companies, including Oakmont. Oakmont’s results for the three months ended December 31, 2021 also contributed to the increases in occupancy and equipment expense, professional fees, and advertising expense.  The increase in non-interest expense was partially offset by a $31,000, or 15.4%, decrease in professional fees, and a $22,000, or 275.0%, decrease in other real estate owned expense.

The provision for income tax increased $376,000, or 88.3%, from $426,000 for the three months ended December 31, 2020 to $802,000 for the three months ended December 31, 2021 due primarily to the increase in pre-tax income.

Net income amounted to $6.4 million for the year ended December 31, 2021, an increase of $3.2 million, or 97.3%, compared to net income of $3.2 million for the year ended December 31, 2020.  The increase in net income was primarily the result of an increase in net interest income of $9.8 million and an increase in non-interest income of $5.3 million, partially offset by an increase in non-interest expense of $9.0 million, an increase in the provision for income taxes of $1.2 million, and an increase in the provision for loan losses of $1.4 million.

               The $9.8 million or 90.3% increase in net interest income for the year ended December 31, 2021 over the comparable period in 2020 was driven by an $8.7 million, or 53.1%, increase in interest income.  The increase in interest income was primarily due to a $151.6 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $332.2 million for the year ended December 31, 2020 to an average balance of $483.7 million for the year ended December 31, 2021, and had the effect of increasing interest income $7.1 million. The increase in interest income was also due to a 37 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 4.71% for the year ended December 31, 2020 to 5.08% for the year ended December 31, 2021, and had the effect of increasing interest income $1.8 million.

               The $1.1 million, or 20.3%, decrease in interest expense was primarily attributable to an 82 basis point decrease in rate on average certificate of deposit accounts, which decreased from 1.95% for the year ended December 31, 2020 to 1.13% for the year ended December 31, 2021, and had the effect of decreasing interest expense by $1.5 million.  Interest expense on deposits continues to be actively managed to lower our cost of funds. Also contributing to this decrease was a $16.7 million decrease in average certificate of deposit accounts which decreased from an average balance of $195.4 million for the year ended December 31, 2020 to an average balance of $178.7 million for the year ended December 31, 2021, and had the effect of decreasing interest expense $326,000.  This decrease in interest expense was  partially offset by a $126.8 million increase in average money market accounts which increased from an average balance of $47.3 million for the year ended December 31, 2020 to an average balance of $174.1 million for the year ended December 31, 2021, and had the effect of increasing interest expense by $1.1 million. This increase in money market interest expense was partially offset by a 23 basis point decrease in the rate on average money market accounts, which decreased from 0.83% for the year ended December 31, 2020 to 0.60% for the year ended December 31, 2021, and had the effect of decreasing interest expense by $396,000. The average interest rate spread increased from 2.67% for the year ended December 31, 2020 to 3.74% for the year ended December 31, 2021, while the net interest margin increased from 2.93% for the year ended December 31, 2020 to 3.93% for the year ended December 31, 2021.

                The $1.4 million, or 165.2%, increase in the provision for loan losses for the year ended December 31, 2021 over the year ended December 31, 2020 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at December 31, 2021.

               The $5.3 million, or 80.0%, increase in non-interest income for the year ended December 31, 2021 over the comparable period in 2020 was primarily attributable to a $2.6 million, or 59.3%, increase in net gain on loans held for sale, a $1.0 million, or 897.4%, increase in gain on sales from SBA loans, a $920,000, or 58.3%, increase in mortgage banking, equipment lending, and title abstract fees, a $362,000 gain on sale of investment securities available for sale, a $149,000 increase in loan servicing income, a $146,000, or 133.9%, increase in other fees and service charges, a $124,000 decrease in net loss on sales and write-downs of other real estate owned, a $19,000, or 3.9%, increase in insurance commissions, and an $11,000, or 6.9%, increase in real estate sales commissions, net. The increases in net gain on loans held for sale, and mortgage banking, equipment lending, and title abstract fees were primarily attributable to Oakmont’s results for the year ended December 31, 2021. The increase in other fees and service charges was primarily due to the increase in loan prepayment fees.

               The $9.0 million, or 73.9%, increase in non-interest expense for the year ended December 31, 2021 over the comparable period in 2020 was primarily due to a $7.1 million, or 84.4%, increase in salaries and employee benefits expense, a $708,000, or 77.5%, increase in occupancy and equipment expense, a $418,000, or 43.2%, increase in other expense, a $238,000, or 210.6%, increase in advertising expense, a $210,000, or 173.6%, increase in FDIC deposit insurance assessment, a $184,000, or 25.7%, increase in data processing expense, a $118,000, or 21.8%, increase in professional fees, and a $20,000, or 8.6%, increase in Directors’ fees and expenses. The increase in salaries and employee benefits is primarily due to generally expanding and improving the level of staff at the Bank and its subsidiary companies, including Oakmont. Oakmont’s results for the year ended December 31, 2021 also contributed to the increases in occupancy and equipment expense, professional fees, and advertising expense.  The increase in non-interest expense was partially offset by a $42,000, or 100.0%, decrease in other real estate owned expense.

                The provision for income tax increased $1.2 million, or 92.9%, from $1.3 million for the year ended December 31, 2020 to $2.5 million for the year ended December 31, 2021 due primarily to the increase in pre-tax income.

The Company’s total assets at December 31, 2021 were $554.1 million, an increase of $70.0 million, or 14.5%, from $484.1 million at December 31, 2020.  This growth in total assets was primarily due to a $54.6 million, or 102.7%, increase in loans held for sale, and a $46.7 million, or 13.0%, increase in loans receivable, net. These increases were partially offset by a $23.2 million, or 68.4%, decrease in cash and cash equivalents and a $6.7 million, or 62.4%, decrease in investment securities available for sale at fair value. The largest increases within the loan portfolio occurred in commercial real estate which increased $52.0 million, or 39.4%, construction loans which increased $11.1 million, or 231.8%, multi-family residential loans which increased $5.3 million, or 22.0%, and one-to-four family owner occupied loans which increased $2.3 million, or 29.9%. The increases within the loan portfolio were partially offset by commercial business loans which decreased $22.9 million, or 14.8%.

Loans held for sale increased $54.6 million, or 102.7%, from $53.2 million at December 31, 2020 to $107.8 million at December 31, 2021 as the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $225.7 million of one-to-four family residential loans during the year ended December 31, 2021 and sold $261.5 million of loans in the secondary market during this same period. Additionally, the Bank reclassified $17.4 million of equipment loans from loans receivable, net, to loans held for sale, received $9.8 million of loans held for sale from the formation of Oakmont Capital Holdings LLC, and originated $164.3 million in equipment loans held for sale during the year ended December 31, 2021. During the year ended December 31, 2021 the Company sold $101.1 million of equipment loans.

                Total deposits increased $92.3 million, or 26.0%, to $447.2 million at December 31, 2021 from $354.8 million at December 31, 2020. This increase in deposits was primarily attributable to increases of $101.0 million, or 101.4%, in money market accounts, and $10.5 million, or 19.4%, in non-interest bearing checking accounts. The increase in deposits was partially offset by a $19.5 million, or 9.8%, decrease in certificates of deposit. The increase in non-interest bearing checking accounts was primarily due to the checking accounts opened by PPP loan customers.

Total Federal Home Loan Bank (FHLB) borrowings increased $11.0 million, or 28.8%, to $49.2 million at December 31, 2021 from $38.2 million at December 31, 2020. During the year ended December 31, 2021, the Company used excess liquidity to pay down $10.0 million of FHLB short-term and $5.0 million of FHLB long-term borrowings. During 2021, the Company borrowed $26.0 million of short-term FHLB advances to provide additional liquidity in anticipation of loan funding needs. Federal Reserve Bank (FRB) long-term borrowings decreased $44.2 million, or 91.9%, to $3.9 million at December 31, 2021 from $48.1 million at December 31, 2020 as the Company paid off PPP loans pledged as collateral under the FRB’s Paycheck Protection Program Liquidity Facility (PPPLF).  The Company did not utilize the FRB’s PPPLF to fund second round PPP loans.

               Total stockholders’ equity increased $8.2 million, or 28.5%, to $36.9 million at December 31, 2021 from $28.7 million at December 31, 2020.  Contributing to the increase was net income for the year ended December 31, 2021 of $6.4 million, noncontrolling interest of $1.7 million, net gain attributable to noncontrolling interest of $418,000, common stock earned by participants in the employee stock ownership plan of $264,000, amortization of stock awards and options under our stock compensation plans of $168,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $96,000 and the reissuance of treasury stock for exercised stock options of $87,000. These increases were partially offset by dividends paid of $839,000, other comprehensive loss, net of $95,000, and the purchase of treasury stock of $25,000.

               Non-performing loans at December 31, 2021 consisted of one loan on non-accrual status in the amount of $9,000. Comparably, non-performing loans amounted to $643,000 or 0.18% of net loans receivable at December 31, 2020, consisting of five loans, two loans of which were on non-accrual status and three loans were 90 days or more past due and accruing interest. The non-performing loan at December 31, 2021 is generally well-collateralized or adequately reserved for. The allowance for loan losses as a percent of total loans receivable, net was 1.30% at December 31, 2021 and 0.85% at December 31, 2020.

There was no other real estate owned (OREO) at December 31, 2021. During the year ended December 31, 2021, the Company held one property that was collateral for a non-performing construction loan. During the year ended December 31, 2021, the Company made $350,000 of capital improvements to the property, sold the property totaling $636,000, and realized a net loss of $73,000.  Non-performing assets amounted to $9,000 at December 31, 2021 compared to $929,000, or 0.19% of total assets at December 31, 2020.

               Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, Quaint Oak Real Estate, LLC, and Oakmont Commercial, LLC. Oakmont Commercial, LLC was formed in October 2021 and operates as a multi-state specialty commercial real estate financing company. These subsidiary companies conduct business from numerous locations within the Bank’s market area. As of January 4, 2021, the Bank holds a majority equity position in Oakmont Capital Holdings, LLC, a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota. Oakmont’s fourth quarter and year-to-date results are incorporated in the financial statements below.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At December 31,	At December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$10,705	$33,913
Investment in interest-earning time deposits	7,924	9,463
Investment securities available for sale at fair value	4,033	10,725
Loans held for sale	107,823	53,191
Loans receivable, net of allowance for loan losses (2021: $5,262; 2020: $3,061)	405,847	359,122
Accrued interest receivable	1,258	3,054
Investment in Federal Home Loan Bank stock, at cost	2,178	1,665
Bank-owned life insurance	4,137	4,054
Premises and equipment, net	2,653	2,341
Goodwill	2,573	515
Other intangible, net of accumulated amortization	222	271
Other real estate owned, net	-	286
Prepaid expenses and other assets	4,762	5,475
Total Assets	$554,115	$484,075

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$64,731	$54,202
Interest-bearing	382,435	300,643
Total deposits	447,166	354,845
Federal Home Loan Bank advances	49,193	38,193
Federal Reserve Bank advances	3,895	48,134
Subordinated debt	7,933	7,899
Accrued interest payable	174	362
Advances from borrowers for taxes and insurance	2,856	2,486
Accrued expenses and other liabilities	5,989	3,428
Total Liabilities	517,206	455,347
Total Quaint Oak Bancorp, Inc. Stockholders’ Equity	34,789	28,728
Noncontrolling Interest	2,120	-
Total Stockholders’ Equity	36,909	28,728
Total Liabilities and Stockholders’ Equity	$554,115	$484,075

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
	(In thousands, except for share data)
Interest Income
Interest on loans, including fees	$7,144	$4,233	$24,592	$15,657
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	76	163	403	666
Total Interest Income	7,220	4,396	24,995	16,323

Interest Expense
Interest on deposits	693	993	3,063	4,216
Interest on Federal Home Loan Bank short-term borrowings	17	6	31	37
Interest on Federal Home Loan Bank long-term borrowings	126	155	518	607
Interest on Federal Reserve Bank long-term borrowings	4	42	81	108
Interest on subordinated debt	130	130	520	520
Interest on other short-term borrowings	35	-	162	-
Total Interest Expense	1,005	1,326	4,375	5,488

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
	(In thousands, except for share data)
Net Interest Income	$6,215	$3,070	$20,620	$10,835
Provision for Loan Losses	942	209	2,201	830
Net Interest Income after Provision for Loan Losses	5,273	2,861	18,419	10,005

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	842	534	2,499	1,579
Real estate sales commissions, net	27	28	170	159
Insurance commissions	136	143	509	490
Other fees and services charges	44	(69)	255	109
Loan servicing income	149	-	149	-
Income from bank-owned life insurance	22	21	83	80
Net gain on loans held for sale	2,465	1,504	6,881	4,320
Net loss and write-downs on sales of other real estate owned	(73)	(105)	(73)	(197)
Gain on the sale of SBA loans	511	44	1,147	115
Gain on the sale of investment securities available for sale	-	-	362	-
Total Non-Interest Income	4,123	2,100	11,982	6,655

Non-Interest Expense
Salaries and employee benefits	4,599	2,520	15,538	8,427
Directors' fees and expenses	66	57	252	232
Occupancy and equipment	478	239	1,621	913
Data processing	260	243	901	717
Professional fees	171	202	659	541
FDIC deposit insurance assessment	110	36	331	121
Other real estate owned expenses	(14)	8	-	42
Advertising	14	(111)	351	113
Amortization of other intangible	12	12	48	49
Other	413	255	1,386	968
Total Non-Interest Expense	6,109	3,461	21,087	12,123
Income before Income Taxes	$3,287	$1,500	$9,314	$4,537
Income Taxes	802	426	2,492	1,292
Net Income	$2,485	$1,074	$6,822	$3,245
Net Income Attributable to Noncontrolling Interest	$406	$-	$418	$-
Net Income Attributable to Quaint Oak Bancorp, Inc.	$2,079	$1,074	$6,404	$3,245

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share – basic	$1.04	$0.54	$3.21	$1.64
Average shares outstanding – basic	2,007,730	1,977,995	1,995,468	1,975,836
Earnings per share – diluted	$0.98	$0.53	$3.06	$1.61
Average shares outstanding - diluted	2,115,098	2,017,470	2,093,108	2,012,399
Book value per share, end of period	$17.30	$14.46	$17.30	$14.46
Shares outstanding, end of period	2,011,313	1,986,528	2,011,313	1,986,528

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.38%	3.96%	4.77%	4.41%
Average rate on interest-bearing liabilities	0.92%	1.41%	1.03%	1.74%
Average interest rate spread	4.46%	2.55%	3.74%	2.67%
Net interest margin	4.63%	2.77%	3.93%	2.93%
Average interest-earning assets to average interest-bearing liabilities	123.26%	118.15%	123.99%	117.39%
Efficiency ratio	65.01%	66.95%	69.36%	69.32%

Asset Quality Ratios (1):

Non-performing loans as a percent of total loans receivable, net	n/m*	0.18%	n/m*	0.18%
Non-performing assets as a percent of total assets	n/m*	0.19%	n/m*	0.19%
Allowance for loan losses as a percent of non-performing loans	n/m*	475.83%	n/m*	475.83%
Allowance for loan losses as a percent of total loans receivable, net	1.30%	0.85%	1.30%	0.85%
Texas Ratio (2)	0.02%	3.00%	0.02%	3.00%

(1) Asset quality ratios are end of period ratios.

(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

* n/m – not meaningful

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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